Exhibit 99.1

FibroGen Reports Third Quarter 2025 Financial Results and Provides Business Update

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Completed the sale of FibroGen China to AstraZeneca for approximately $220 million
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Initiated the Phase 2 monotherapy trial of FG-3246, a potential first-in-class antibody-drug conjugate (ADC) targeting CD46 in metastatic castration-resistant prostate cancer (mCRPC)
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Reached agreement with the U.S. Food and Drug Administration (FDA) on important design elements for the pivotal Phase 3 trial for roxadustat for the treatment of anemia in patients with lower-risk myelodysplastic syndromes (LR-MDS) and high red blood cell (RBC) transfusion burden
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Final protocol submission anticipated in 4Q 2025
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Topline results from the investigator-sponsored study of FG-3246 in combination with enzalutamide in patients with mCRPC expected to be presented at a medical conference in 1Q 2026
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Cash, cash equivalents, investments, and accounts receivable of $121.1 million, providing cash runway into 2028
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FibroGen to host conference call and webcast presentation today at 5:00 PM ET

SAN FRANCISCO, November 10, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today reported financial results for the third quarter 2025 and provided an update on the company’s recent developments.

“With the completion of the transformative sale of our FibroGen China operations, we have significantly simplified our capital structure and extended our cash runway into 2028. Notably, we initiated the Phase 2 monotherapy trial of FG-3246 and its companion diagnostic FG-3180, with an interim analysis anticipated in the second half of 2026,” said Thane Wettig, Chief Executive Officer, FibroGen. “We remain on track to submit the Phase 3 protocol for roxadustat in LR-MDS in the fourth quarter of 2025 and continue to assess its development options. We are excited to continue building on the strong momentum we have gained throughout this year.”

Recent Developments and Key Highlights of Third Quarter 2025:

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Completed the sale of FibroGen China to AstraZeneca for a total consideration of approximately $220 million, consisting of $85 million in enterprise value and approximately $135 million in net cash held in China.
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Successfully repaid term loan to Morgan Stanley Tactical Value, further simplifying the Company’s capital structure.
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FibroGen maintains its rights to roxadustat in the U.S. and in all markets outside of China, South Korea, and those licensed to Astellas.
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Initiated the Phase 2 monotherapy dose optimization study of FG-3246 in mCRPC. The trial will also evaluate FG-3180 as a companion PET imaging agent and a potential predictive patient selection biomarker.
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Reached agreement with the FDA on important design elements for the pivotal Phase 3 trial for roxadustat for the treatment of anemia in patients with LR-MDS and high transfusion burden. FibroGen continues to assess both internal development or partnership opportunities for this program.

Upcoming Milestones:

FG-3246 (CD46 Targeting ADC) and FG-3180 (CD46 Targeting PET Imaging Agent)

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Topline results from the investigator-sponsored Phase 1b/2 study, conducted by UCSF, of FG-3246 in combination with enzalutamide in patients with mCRPC are expected to be presented at a medical conference in the first quarter of 2026.
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Interim results from the Phase 2 monotherapy trial are expected in the second half of 2026. The trial will also assess the diagnostic performance of FG-3180 to determine the potential correlation between CD46 expression and response to FG-3246.

Roxadustat

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FibroGen remains on track to file the pivotal Phase 3 clinical trial protocol for roxadustat for the treatment of anemia in patients with LR-MDS and high transfusion burden in the fourth quarter of 2025.

Financial:

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Total revenue from continuing operations for the third quarter of 2025 was $1.1 million, as compared to $0.1 million for the third quarter of 2024.
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Net loss from continuing operations for the third quarter of 2025 was $13.1 million, or $3.25 loss per basic and diluted share, compared to a loss of $48.3 million, or $12.01 loss per basic and diluted share, one year ago.
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On September 30, 2025, FibroGen reported cash, cash equivalents, accounts receivable, and investments of $121.1 million.
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The Company expects its cash, cash equivalents, accounts receivable, and investments to be sufficient to fund operating plans into 2028.

Conference Call and Webcast Presentation

The FibroGen management team will host a conference call and webcast presentation to discuss the financial results and provide a business update. A live Q&A session will follow the brief presentation. Interested parties may access a live audio webcast of the conference call here. To access the call by phone, please register here, and you will be provided with dial in details. A replay of the webcast will also be available for a limited time on the Events & Presentations page on FibroGen’s website.

About FG-3246

FG-3246 (FOR46) is a potential first-in-class fully human antibody-drug conjugate (ADC), exclusively in-licensed from Fortis Therapeutics, and is being developed by FibroGen for metastatic castration-resistant prostate cancer and potentially other tumor types. FG-3246 binds to an epitope of CD46, a cell receptor target, that induces internalization upon antibody binding, is present at high levels in prostate cancer and other tumor types and demonstrates very limited expression in most normal tissues. FG-3246 is comprised of an anti-CD46 antibody, YS5, linked to the anti-mitotic agent, MMAE, which is a clinically and commercially validated ADC payload. FG-3246 has demonstrated anti-tumor activity in both preclinical and clinical studies.

FG-3246 is currently in an ongoing Phase 1b/2 study being conducted at UCSF as an investigator-sponsored trial to evaluate FG-3246 in combination with enzalutamide. An additional investigator-sponsored radiopharmaceutical marker trial using a zirconium-89 positron emission tomography (PET) tracer for CD46 that utilizes the YS5 antibody is also underway at UCSF. The Phase 2 monotherapy dose optimization trial for FG-3246 in metastatic castration-resistant prostate cancer has been initiated. FG-3246 is an investigational drug and not approved for marketing by any regulatory authority.

About Roxadustat

Roxadustat, an oral medication, is the first in a new class of medicines comprising HIF-PH inhibitors that promote erythropoiesis, or red blood cell production, through increased endogenous production of erythropoietin, improved iron absorption and mobilization, and downregulation of hepcidin.

Roxadustat is approved in China, Europe, Japan, and numerous other countries for the treatment of anemia of CKD in adult patients on dialysis (DD) and not on dialysis (NDD). FibroGen has the sole rights to roxadustat in the United States, Canada, Mexico, and in all markets not held by AstraZeneca or licensed to Astellas. Astellas and FibroGen are collaborating on the commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, Turkey, Russia, and the Commonwealth of Independent States, the Middle East, and South Africa.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate the development plan for the Phase 3 trial of roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46, is in Phase 2 development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding its commercial products and clinical programs and those of its collaboration partners Fortis and UCSF. These forward-looking statements include, but are not limited to, statements regarding the efficacy, safety, convenience, and potential clinical or commercial success of FibroGen products and product candidates, statements under the caption “Upcoming Milestones”, statements about regulatory interactions, the estimated net cash portion of the purchase price of the sale of FibroGen China, statements regarding cash, such as the expectation that cash, cash equivalents and accounts receivable will be sufficient to fund FibroGen’s operating plans into 2028, and statements about FibroGen’s plans and objectives. These forward-looking statements are typically identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in FibroGen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$117,975	$50,482
Accounts receivable, net	121	481
Inventory	3,864	3,155
Prepaid expenses and other current assets	11,463	31,542
Current assets held for sale	—	110,849
Total current assets	133,423	196,509
Long-term investments	3,035	—
Other assets	556	1,405
Long-term assets held for sale	—	16,611
Total assets	$137,014	$214,525

Liabilities, stockholders’ equity and non-controlling interests
Current liabilities:
Accounts payable	$5,093	$5,064
Accrued and other liabilities	25,776	62,035
Deferred revenue	5,104	27,290
Current liabilities held for sale	—	38,917
Total current liabilities	35,973	133,306
Product development obligations	19,471	17,012
Deferred revenue, net of current	573	114,708
Senior secured term loan facilities, non-current	—	73,092
Liability related to sale of future revenues, non-current	63,414	58,864
Other long-term liabilities	98	822
Long-term liabilities held for sale	—	356
Total liabilities	119,529	398,160

Redeemable non-controlling interests	21,480	21,480
Total stockholders’ deficit attributable to FibroGen	(17,028)	(225,602)
Nonredeemable non-controlling interests	13,033	20,487
Total deficit	(3,995)	(205,115)
Total liabilities, redeemable non-controlling interests and deficit	$137,014	$214,525

(1)
The condensed consolidated balance sheet amounts at December 31, 2024 are derived from audited financial statements.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)
Revenue:
Development and other revenue	$119	$385	396	1,532
Drug product revenue, net	957	(262)	4,767	24,954
Total revenue	1,076	123	5,163	26,486

Operating costs and expenses:
Cost of goods sold	(58)	(75)	278	21,407
Research and development	1,209	19,974	16,249	88,824
Selling, general and administrative	5,295	9,362	20,459	40,984
Restructuring charge	41	18,554	560	18,554
Total operating costs and expenses	6,487	47,815	37,546	169,769
Loss from operations	(5,411)	(47,692)	(32,383)	(143,283)

Interest and other, net:
Interest expense	(2,083)	(2,069)	(6,346)	(6,029)
Loss on debt extinguishments	(6,583)	—	(6,583)	—
Interest income and other income (expenses), net	931	1,472	1,628	4,608
Total interest and other, net	(7,735)	(597)	(11,301)	(1,421)

Loss from continuing operations before income taxes	(13,146)	(48,289)	(43,684)	(144,704)
Provision for (benefit from) income taxes	—	3	(90)	(271)
Loss from continuing operations	(13,146)	(48,292)	(43,594)	(144,433)
Income from discontinued operations, net of tax	213,782	31,208	241,266	78,872
Net income (loss)	$200,636	$(17,084)	$197,672	$(65,561)

Loss from continuing operations per share - basic and diluted	$(3.25)	$(12.01)	$(10.79)	$(36.19)
Income from discontinued operations per share - basic and diluted	52.86	7.76	59.69	19.76
Net income (loss) per share - basic and diluted	$49.61	$(4.25)	$48.90	$(16.43)

Weighted average number of common shares used to calculate net income (loss) per share - basic and diluted	4,044	4,021	4,042	3,991

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For Investor Inquiries:

David DeLucia, CFA

Senior Vice President and Chief Financial Officer

ir@fibrogen.com